Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on July 20, 2006) pertaining to Neurocrine Biosciences, Inc. 2003 Stock Incentive plan, as Amended, of our reports dated January 20, 2006, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., Neurocrine Biosciences, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
July 14, 2006